Exhibit 10.1

This Agreement is a confidential settlement proposal and may not be used in any action or proceeding until executed by all parties.

            AGREEMENT FOR SETTLEMENT BETWEEN BEAR STEARNS & CO., INC.
                      AND FIRST PLUS FINANCIAL GROUP, INC.

                                 August 19, 1999

         The following resolves all claims by each Bear Stearns entity (collectively, "Bear Stearns") against FirstPlus Financial Group, Inc. ("Group") and all claims by Group against any Bear Stearns entity. Any other claims between Group and any Bear Stearns entity are waived and released.

         1. BSIL and the Trust have advised FirstPlus Financial, Inc. (the "Debtor") that it is their present intention to vote to accept the Plan of Reorganization dated July 2, 1999, provided that such plan is modified to reflect the settlement between the Debtor and the Bear Stearns entities and that the Disclosure Statement as approved by the Court does not contain information indicating that the conclusions and the projected treatment in the Disclosure Statement dated July 2, 1999, are incorrect in a material manner as they relate to BSIL or the Trust.

         2. Group will pay Bear Stearns & Co., Inc. ("Inc") $1 million in settlement of Inc.'s claim for an investment banking fee of $2 million. Such $1 million will be due and payable in three equal monthly payments on the first of each month commencing September 1, 2000, without interest, except that, if Group reaches an agreement with holders of its subordinated debentures treated as a class to restructure such debentures, the $1 million will be treated as if it were a subordinated debenture accepting the restructuring.

         3. Group will pay Inc. $45,000 as reimbursement of attorneys fees and expenses in connection with discovery of Inc. promptly upon WIB receiving payment of two fees payable by U.S. Bank, one with respect to the sale of mortgage loans by FirstPlus Financial, Inc. (the "Debtor") to U.S. Bank and the other in connection with a settlement between U.S. Bank and the Debtor. Group's obligation to pay such amount is contingent on WIB receiving such fees.

         4. Bear Stearns and Group will exchange general mutual releases, except such releases will not be applicable with respect to (i) any indemnity, hold harmless or similar agreement executed by Group in favor of Bear Stearns or any affiliate, including, without limitation, indemnification provisions in engagement letters, or (ii) any claim asserted by Bear Stearns against Group by way of defense to any claim asserted against Group under such an agreement.

         5. Bear Stearns and Group may withdraw from this settlement if the Agreement for Settlement between FirstPlus Financial, Inc. and the Bear Stearns Entities, in substantially the form executed by the parties on or about August 18, 1999, is disapproved by the Court, or is not approved by September 23, 1999.

                                               FirstPlus Financial Group, Inc.

                                               By:    /s/ Daniel T. Phillips
                                                  ------------------------------
                                               Title: Chairman/CEO
                                                     ---------------------------


                                               Bear Stearns & Co. Inc.

                                               By:    [illegible]
                                                  ------------------------------
                                               Title: Senior Managing Director
                                                     ---------------------------